Exhibit 10.1

LEAPFROG ENTERPRISES, INC.

6401 Hollis Street

Suite 100

Emeryville, CA 94608-1071

February 27, 2011

William Chiasson

LeapFrog Enterprises, Inc.

6401 Hollis Street, Suite 100

Emeryville, CA 94608-1071

Re:	Employment Resignation and Transition Agreement

Dear Bill:

This letter (the “Agreement”) sets forth the terms of your resignation from employment with LeapFrog Enterprises, Inc. (the “Company”) and transition to the role of Chairman of the Company’s Board of Directors (the “Board”).

1. Resignation from Employment. Pursuant to your notice given concurrently with the execution of this Agreement and the terms of this Agreement, you will resign from your positions as Chief Executive Officer of the Company and from any other employment or officer positions with the Company and all of its affiliated entities effective as of 11:59 p.m. Pacific Time on March 6, 2011 (the “Resignation Date”). The Resignation Date shall be considered the “Termination Date,” as such term is defined in the Employment Agreement dated March 1, 2010 between you and the Company (the “Employment Agreement”).

2. Payments. Pursuant to Section 4.2 of the Employment Agreement, the Company will pay you all accrued salary and all accrued and unused vacation (if any) earned by you through and including the Resignation Date, less applicable withholdings and deductions.

3. Final Expense Reimbursements. No later than sixty (60) days after the Resignation Date, you must submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Resignation Date for which you seek reimbursement. The Company will reimburse you for such expenses pursuant to its regular business practice.

4. Severance Benefits. Although your resignation from employment may not qualify as a resignation for “Good Reason” under the terms of your Employment Agreement, if you timely enter into this Agreement and do not subsequently revoke it, the Company will provide you with the following severance benefits (the “Severance Benefits”):

(a) Severance Payment. The Company will pay you in twelve (12) monthly installments a cash severance payment of (i) $450,000, which is your current annual base salary,

Mr. William Chiasson

February 27, 2011

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plus (ii) $337,500, which is your Target Bonus for calendar year 2011, less applicable withholdings and deductions (the “Severance Payment”). The Severance Payment will commence to be paid on or about April 1, 2011, although in no event shall the Severance Payment commence to be paid prior to the Effective Date of this Agreement (as defined in Section 15).

(b) Health Care Continuation Coverage. To the extent provided by the federal COBRA law or, if applicable, state insurance laws (collectively, “COBRA”), and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense after the Resignation Date. Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish.

(c) Home Office Support. The Company shall reimburse you for up to $10,000 in documented expenses for the establishment and operation of an office in your personal residence; provided, however, that such expenses are incurred not later than one (1) year following the Resignation Date and that such reimbursements shall be subject to applicable withholdings and deductions.

5. Prior Equity Awards. For purposes of the vesting of stock options and restricted stock units previously granted to you under the Company’s 2002 Equity Incentive Plan (the “Plan”), you shall be credited with continuous service with the Company through March 15, 2011 (the “Deemed Service”). With the exception of the Deemed Service, all outstanding stock options and restricted stock units previously granted to you under the Plan or otherwise (the “Prior Equity Awards”) shall cease to vest as of the Resignation Date. The Prior Equity Awards, to the extent vested, shall continue to be exercisable for one (1) year following the date your service as a member of the Board terminates (subject to their applicable expiration dates and to the provisions of Section 11(c) of the Plan with respect to Corporate Transactions). With respect to Prior Equity Awards that are restricted stock units and vest as a result of the Deemed Service, the Company’s common stock shall be delivered to you in respect of such Prior Equity Awards on or about April 1, 2011, although in no event shall such shares be delivered to you prior to the Effective Date of this Agreement (as defined in Section 15).

6. Board Service and Compensation. Effective as of March 7, 2011, you shall become Chairman of the Board. As a member of the Board who is not an employee of the Company, you will be entitled to receive such cash and equity compensation as is provided to non-employee Board members in accordance with applicable Board compensation plans and policies.

7. Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you have not earned and will not receive from the Company any additional compensation (including base salary, bonus, incentive compensation, or equity), severance, or benefits as an employee on or after the Resignation Date, with the exception of the

Mr. William Chiasson

February 27, 2011

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bonus, if any, for 2010 and any vested right you may have under the express terms of a written employee benefit plan (e.g., 401(k) plan) or a vested equity award. By way of example, but not limitation, you acknowledge and agree that you have not earned and are not owed any unpaid bonus or incentive compensation, including, but not limited to, any bonus for 2011.

8. Covenants. You agree that you are bound by and will continue to honor all of the covenants set forth in Section 9 of the Employment Agreement, including, without limitation, your continuing obligations under the Company’s Executive Proprietary Information and Inventions Agreement.

9. Disclosure. You hereby acknowledge and agree that this Agreement and a description of the terms set forth herein will be filed by the Company with the Securities and Exchange Commission pursuant to its obligations as a reporting company under the Securities Exchange Act of 1934 and consequently shall be publicly available.

10. Acts Necessary to Effect this Agreement. You and the Company agree to timely execute any instruments or perform any other acts that are or may be necessary or appropriate to effect and carry out the transactions contemplated by this Agreement.

11. Representations. You hereby represent that, through the most recent payroll date, you have been paid all compensation owed and for all hours worked, have received all the leave and leave benefits and protections for which you are eligible pursuant to the Family and Medical Leave Act, the California Family Rights Act, or otherwise, and have not suffered any on-the-job injury for which you have not already filed a workers’ compensation claim. You agree to provide a further such representation, if requested, as of the Resignation Date.

12. Dispute Resolution. You and the Company agree that any and all disputes, claims, or causes of action, in law or equity, arising from or relating in any way to the enforcement, breach, performance, execution or interpretation of this Agreement, your employment, or the termination of your employment, shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration in San Francisco, California, conducted by Judicial Arbitration and Mediation Services, Inc. (“JAMS”) or its successor, under the then applicable JAMS rules. You acknowledge that by agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. The arbitrator shall: (i) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (ii) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award. The arbitrator shall be authorized to determine if an issue is subject to this arbitration obligation, and to award any or all remedies that either you or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS’ arbitration fees. Nothing in this Agreement will prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any arbitration.

Mr. William Chiasson

February 27, 2011

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13. General Release. In exchange for the Severance Benefits and the Deemed Service with respect to Prior Equity Awards that you are not otherwise entitled to receive, you hereby generally and completely release the Company, its parent and subsidiary entities, and its and their current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns (collectively, the “Released Parties”) of and from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or at the time that you sign this Agreement (collectively, the “Released Claims”). This Released Claims include, but are not limited to: (a) all claims arising out of or in any way related to your employment with the Company or the termination of that employment; (b) all claims related to your compensation or benefits, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), the California Labor Code (as amended), and the California Fair Employment and Housing Act (as amended).

14. Excluded Claims. The following are not included in the Released Claims (collectively, the “Excluded Claims”): (a) you are not releasing any claim that cannot be waived under applicable state or federal law; (b) you are not releasing any rights that you have to be indemnified (including any right to reimbursement of expenses) arising under applicable law, the certificate of incorporation or by-laws (or similar constituent documents of the Company), any fully signed indemnification agreement between you and the Company, or any directors’ and officers’ liability insurance policy of the Company; and (c) you are not releasing any claim for breach of this Agreement. In addition, nothing in this Agreement shall prevent you from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, or the California Department of Fair Employment and Housing, except that you acknowledge and agree that you shall not recover any monetary benefits in connection with any such claim, charge or proceeding with regard to any claim released herein. Nothing in this Agreement shall prevent you from challenging the validity of the release in a legal or administrative proceeding. You hereby represent and warrant that, other than the Excluded Claims, you are not aware of any claims you have or might have against any of the Released Parties that are not included in the Released Claims.

15. ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA (the “ADEA Waiver”). You also acknowledge that the consideration given for the ADEA Waiver is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised by this writing, as required by the ADEA, that: (a) your ADEA Waiver does not apply to any

Mr. William Chiasson

February 27, 2011

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rights or claims that arise after the date you sign this Agreement; (b) you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (c)you have twenty-one (21) days to consider this Agreement (although you may choose voluntarily to sign it sooner); (d) you have seven (7) days following the date you sign this Agreement to revoke it, with such revocation to be effective only if you deliver written notice of revocation to the Board within the seven (7)-day period; and (e) this Agreement will not be effective until the date upon which the revocation period has expired unexercised, which will be the eighth day after you sign this Agreement (“Effective Date”).

16. Section 1542 Waiver. YOU UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. In giving the release herein, which includes claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code, which reads as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

You hereby expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to your release of claims herein, including any unknown or unsuspected claims.

17. Insurance. You shall be covered as an insured under the Company’s directors’ and officers’ liability insurance and indemnified for your continuing Board service (including, for such Board service, following a termination of that service) in the same manner and to the same extent as other non-employee members of the Board.

18. Miscellaneous. This Agreement constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to the subject matter hereof. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other agreements, promises, warranties or representations concerning its subject matter, including, without limitation, the Employment Agreement, except for the covenants by you under Section 9 thereof. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, and your and its heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this Agreement, and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This Agreement shall be construed and

Mr. William Chiasson

February 27, 2011

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enforced in accordance with the laws of the State of California without regard to conflicts of law principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder. This Agreement may be executed in counterparts which shall be deemed to be part of one original, and facsimile signatures shall be equivalent to original signatures.

If this Agreement is acceptable to you, please sign below and promptly return the fully signed original to me.

Sincerely,

LEAPFROG ENTERPRISES, INC.

By:	/s/ E. Stanton McKee
E. Stanton McKee
Member of the Board of Directors, on behalf of the Board of Directors

UNDERSTOOD AND AGREED:

/s/ William Chiasson	February 27, 2011
WILLIAM CHIASSON	Date